JW CHARLES FINANCIAL SERVICES, INC

                    1997 EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. JW Charles Financial Services, Inc., a Florida corporation (the "Company"), hereby adopts the JW Charles Financial Services, Inc. 1997 Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to provide an opportunity for the employees of the Company and its qualified subsidiaries to purchase shares of the common stock, par value $.001 per share ("Common Stock"), of the Company through voluntary contributions, including automatic periodic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

     2. SHARES SUBJECT TO PLAN. An aggregate of 400,000 shares (the "Shares") of Common Stock of the Company may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock reacquired by the Company or purchased in the open market.

     3. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company or a committee (the "Committee") consisting of not less than two directors of the Company appointed by the Board of Directors, and, if the Board of Directors has determined that the Plan shall comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor regulation ("Rule 16b-3"), none of such Committee members shall participate in the Plan and each shall qualify as a "non-employee director" within the meaning of Rule 16b-3. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations, and to take such action, in connection with the Plan and any Shares made available hereunder as it deems necessary or advisable. The Committee shall have the right to determine prior to any Offering Period (as defined in Section 8 below) the maximum number of Shares which may be offered during the Offering Period and the manner of allocating the Shares among eligible employees.

     All determinations and interpretations made by the Committee shall be binding and conclusive on all participating employees (each a "Participant") and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company or any subsidiary shall be liable for any act or failure to act hereunder by any other member or employee, or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

     4. ELIGIBILITY. All regular full and part-time employees of the Company, and of each qualified subsidiary of the Company -- other than
(a) employees whose customary employment is 20 hours or less per week, or whose customary employment is not for more than five months in any
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calendar year, and (b) any employee who, immediately after any purchase of Shares, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations -- shall be eligible to participate in the Plan as of the first "Enrollment Date" (as defined in Section 5 below) immediately following the later of the eligible employee's initial date of hire or the effective date of the Plan's adoption. For the purposes of this Plan, the term "qualified subsidiary" means any subsidiary of which 50% or more of the total combined voting power of all classes of stock of which is owned by the Company or any other qualified subsidiary on the first day of an Offering Period (as defined in Section
8). For purposes of this Section 4, the provisions of Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning attribution of stock ownership shall apply in determining the stock ownership of an employee, and the shares of Common Stock and any other class of stock of the Company that an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

     For purposes of participation in the Plan, an employee on a leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence, and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company or a qualified subsidiary of any employee's leave of absence, other than termination of such leave of absence due to the employee's return to full-time or part-time employment, shall also be treated as a termination of an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any option to purchase Common Stock granted under the Plan. The 90-day period referred to in this Section 4 shall be extended to last day of the period of leave during which the employee's right to return to employment is guaranteed by statute or contract. No other individuals shall be eligible to participate in the Plan, except the employees designated as eligible in this Section 4.

     5. PARTICIPATION. Prior to any "Enrollment Date", an eligible employee may elect to participate in the Plan as of such date.
Enrollment Dates shall occur on the first day of each Offering Period (as defined in Section 8). Any such election shall be made by completing and delivering to the Company's Personnel Department (the "Department") an enrollment and payroll deduction authorization form, prior to such Enrollment Date, authorizing payroll deductions in such amounts as the employee may request, but in no event less than any minimum nor more than any maximum amounts specified from time to time by the Committee. During an Offering Period, a Participant may at any time, but effective as of the second immediately following payroll period, increase or decrease his or her payroll deductions with respect to the payroll periods remaining in the Offering Period by completing and delivering to the Department a revised payroll deduction authorization form; PROVIDED THAT (a) changes

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in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions below any minimum or above any maximum amounts specified by the Committee; and (b) an eligible employee who elects not to participate in the Plan through payroll deductions as of any Enrollment Date may not participate in the Plan through payroll deductions until the next Enrollment Date (at which time the filing of a new election form in accordance with this Section 5 will be required). The Committee may, in its discretion, limit the number of changes permitted during any Offering Period and may establish earlier or later effective dates for any such change.

     In addition to payroll deductions, the Committee may allow, in its sole discretion and subject to such terms and procedural requirements as it may establish, for the delivery of payments by Participants directly to the Committee or it designee, provided, however, that the total payroll deductions and direct cash payments may not exceed any limits specified by the Committee.

     6. PAYROLL DEDUCTION AND CASH CONTRIBUTION ACCOUNTS. The Company shall establish on its books and records a "Payroll Deduction Account" for each Participant and shall credit to such account all payroll deductions made on behalf of each Participant and all cash dividends paid on Shares held in the Participant's Plan Share Account (as described in Sections 10 and 11 below). No interest shall be credited to any Payroll Deduction Account. All cash dividends paid on shares of Common Stock held in a Participant's brokerage or Plan Share Account (as described in Section 10 below) will be deposited into the Participant's Payroll Deduction Account, and will be used to purchase Common Stock.

     The Company may also establish on its books and records a separate "Cash Contribution Account" for a Participant and credit to such account any voluntary cash contributions that the Committee, in its sole discretion, may permit to be made by the Participant during an Offering Period. No interest shall be credited to any such Cash Contribution Account.

     7. WITHDRAWAL. The termination of a Participant's employment with the Company or any qualified subsidiary of the Company will constitute a withdrawal from the Plan. Payroll deductions on behalf of the Participant will be discontinued commencing with the Participant's last payroll period while still employed, and no periodic cash contributions will be accepted following any such termination of employment. Any payment to the Participant which is designated by the Company or qualified subsidiaries as severance pay shall not be eligible for payroll deductions under the Plan, and a Participant shall not be eligible to make cash contributions to the Plan during any period in which he or she is receiving severance pay. A non-terminated Participant may terminate participation in the Plan during an Offering Period at any time by completing and delivering a written notice to the Company. Upon receipt of such notice, payroll deductions on behalf of the Participant shall be discontinued commencing with the second immediately following payroll period (or such earlier or later date as the Committee shall determine). Amounts credited to the Payroll Deduction Account or Cash Contribution Account of any Participant who withdraws or ceases to participate in the

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Plan (including any employee who ceases to participate in the Plan for a non-termination of employment reason (e.g., a prolonged leave of absence)) shall be used to purchase Shares as described in Section 9 below. An eligible employee may resume participation in the Plan at the next Enrollment Date, by filing a new election form in accordance with
Section 5.

     8. OFFERING PERIODS; LIMITS ON RIGHTS TO PURCHASE. The Plan shall be administered on the basis of consecutive three-month Offering Periods, with a new Offering Period commencing on the first day (or, for periods during which the Board of Directors has determined that the Plan shall comply with Rule 16b-3, the first trading day occurring on or after the first day) of each January, April, July and October during the term of the Plan, or on such other date as the Committee shall determine, and continuing thereafter to the end of such period, subject to termination in accordance with Section 17 hereof. The first Offering Period hereunder shall commence (subject to the Committee's discretion to determine otherwise) on October 1, 1997 and shall end on December 31, 1997. "Trading day" shall mean a day on which the American Stock Exchange is open for trading. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings.

     The last day (or trading day, for periods during which the Board of Directors has determined that the Plan shall comply with Rule 16b-3) of each Offering Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase date (the "Share Purchase Date") on which each Participant for whom a Payroll Deduction Account or Cash Contribution Account has been maintained shall purchase the number of Shares determined under Section 9(a). Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares (a) by an employee who, immediately after such purchase, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary corporation or (b) which would permit an employee's rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any parent or subsidiary of the Company, to accrue at a rate in excess of $25,000 of the fair market value of such shares determined at the time such rights are granted for each calendar year in which the right is outstanding at any time. For the purposes of clause (a) of the immediately preceding sentence, the provisions of Code Section 424(d) concerning attribution of stock ownership shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

     On the first day of each Offering Period, each eligible employee shall be deemed to have been granted a right to purchase shares of Common Stock subject to the limitations herein, and such right shall be deemed to have expired on the Share Purchase Date for such Offering Period; provided that for each Offering Period, in no event can any employee purchase more shares than a maximum equal to $25,000 divided by the fair

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market value of the Shares on the first day of the Offering Period.
Notwithstanding the foregoing, no right may be exercised after the earlier of the last day of the Offering Period for which the right was issued or twenty-seven (27) months from the date such right is granted. All outstanding rights granted under the Plan shall expire at such time as the maximum aggregate number of shares of Common Stock available under the Plan, as set forth in Section 2, has been acquired pursuant to the exercise of rights under the Plan. A right will expire upon the effective date of an eligible employee's termination of employment as set forth in Section 7, or on the date of the eligible employee's death.

     9.   PURCHASE OF SHARES.

          (a) Subject to the limitations set forth in Sections 5, 7 and 8, on each Share Purchase Date, there shall be purchased for each Participant as many Shares as may be purchased with the combined amounts credited to his or her Payroll Deduction and Cash Contribution Accounts as of the day immediately preceding the applicable Share Purchase Date (or such other date as the Committee shall determine) (the "Cutoff Date"). Shares may be purchased for Participants under the Plan only through payroll deductions and cash contributions to such Accounts. Shares may be purchased from the Company, in a public market transaction, from a market maker, or by other negotiated transactions, including purchases from Participants or employees who are entitled to receive Common Stock from the Plan or any other benefit program maintenance by the Company. The manner and timing of the issuances or purchases of Common Stock hereunder shall be in accordance with applicable securities laws.

          (b) The "Purchase Price" for Shares purchased under the Plan with funds from the Participant's Payroll Deduction Account shall be 85% of the fair market value of shares of Common Stock on the Share Purchase Date or the first day of the Offering Period, whichever is lower. If the first day of the Offering Period is not a trading day, the first trading day of the Offering Period shall be used to determine the fair market value of a share of Company Stock on the first day of the Offering Period. The Purchase Price for shares purchased with funds from a Participant's Cash Contribution Account will be 90% of the fair market value of such shares as of the Share Purchase Date (or such different purchase price established by the Committee that complies with the provisions of Code Section 423). For this purpose, fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on any established stock exchange or national market system, including without limitation The Nasdaq Stock Market, on which the Common Stock is listed, for the last market trading day on the date of such determination, as reported in The Wall Street Journal; unless the Board of Directors has determined that the Plan shall not comply with Rule 16b-3, in which case the fair market value may be such value as is determined by an independent financial advisor to the Committee. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with
(i) the provisions of Section 423 of the Code and (ii) Rule 16b-3 if the Board of Directors has determined that the Plan shall comply with such Rule.

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          (c)  On each Share Purchase Date, the amount credited to each
Participant's Payroll Deduction and Cash Contribution Accounts as of the immediately preceding Cutoff Date shall be applied to purchase as many Shares as may be purchased with such amount at the applicable Purchase Price. Any amounts remaining in a Participant's Payroll Deduction Account or Cash Contribution Account as of the relevant Cutoff Date in excess of the amount that may properly be applied to the purchase of Shares shall be retained in the Participant's Payroll Deduction or Cash Contribution Account for the purchase of Shares at a subsequent Share Purchase Date.

     10. BROKERAGE ACCOUNTS OR PLAN SHARE ACCOUNTS. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at any securities brokerage firm (including, without limitation, any Company affiliate) selected by the Committee. Alternatively, the Committee may provide for Plan share accounts ("Plan Share Accounts") for Participants to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. (The Committee may designate the Department to make any selection permitted by this Section 10.) Shares purchased by a Participant pursuant to the Plan shall be held in the Participant's brokerage or Plan Share Account in street name, or if the employee so indicates on his or her payroll deduction authorization form, in the Participant's name or the Participant's name jointly with a member of the Participant's family, with right of survivorship.

     11. RIGHTS AS STOCKHOLDER. A Participant shall have no rights as a stockholder with respect to Shares which may be issued under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date. Cash dividends paid on Shares held in a Participant's Plan Share Account will be deposited into the Participant's Payroll Deduction Account (or Cash Contribution Account if such Participant does not have a Payroll Deduction Account) and used to purchase Shares as described in Section 9. Each Participant shall have full shareholder rights with respect to all shares of Common Stock purchased upon exercise of a right to purchase Shares under the Plan, including, but not limited to, voting, dividend and liquidation rights. Shares for which such a right has been exercised which are held in the name of the Company or its agent for the Participant's account will be covered by proxies provided to such Participant by the Company or its agent.

     12. CERTIFICATES. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following a Participant's written request to the Department. The Company may assess or impose a reasonable charge for the issuance of such certificates, and shall notify the Participant in advance of issuance of the estimated amount of such charges. Fractional interests in Shares (if permitted by the Committee) shall be carried forward in a Participant's Plan Share Account until they equal one whole Share or until the termination of the Participant's participation in the Plan, in which event an amount in cash equal to the value of such fractional interest (based on the fair market value of a share of Common Stock on the date of such termination) shall be paid to the Participant in cash. Distributions of stock certificates

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will be made promptly after the death, disability, retirement or other termination of employment of a Participant. In the event of a Participant's death, such stock certificates will be distributed to the Participant's beneficiary most recently designated by such Participant on a form prescribed by the Committee or its designee for such purpose. If such Participant makes no such designation, or if all the designated beneficiaries predecease such Participant, distribution will be made to such Participant's estate. If a stock certificate is issued to a Participant, the Participant will be required to notify the Company of his or her disposition of such shares, if his or her disposition occurs within time periods established by the Company.

     13. RIGHTS NOT TRANSFERABLE. Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the Participant.

     14. EMPLOYMENT RIGHTS. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment, with the Company or any subsidiary. Participation in the Plan does not limit the right of the Company or any subsidiary to terminate a Participant's employment at any time for any reason or give any right to a Participant to remain employed by the Company or any subsidiary in any particular position or at any particular rate of remuneration.

     15. APPLICATION OF FUNDS. All payroll deductions and cash contributions from Participants and all funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions or cash contributions from Participants.

     16. WITHHOLDING TAX AND/OR REQUIRING PAYMENT OF TAXES. The Company shall have the right to withhold with respect to any payments made to Participants under the Plan any taxes required by law to be withheld with regard to such payments and the right to require, prior to the delivery of any shares of Common Stock, payment by Participants of any taxes required by law with respect to the issuance or delivery of such shares (or any portion thereof) for which such taxes have not been withheld.

     17. AMENDMENTS AND TERMIANTION. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of adoption of such amendment by the affirmative vote of stockholders holding the majority of the outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with Code Section 423 or, for periods during which the Board of Directors has determined that the Plan shall comply with Rule 16b-3, the applicable requirements of Rule 16b- 3. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions and cash contributions to the Plan shall cease, and all amounts then credited to the Participants' Payroll Deduction Accounts

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and Cash Contribution Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the Participants.

     18. APPLICABLE LAWS. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under Code Section 423, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. The delivery or issuance of any shares of Common Stock may be postponed by the Company for such period as may be required to comply with the applicable requirements under the Federal and state securities laws, and any applicable listing requirements of The Nasdaq Stock Market and any national securities exchange and with all requirements under any other law or regulation applicable to the issuance or delivery of such shares. Further, the Company shall not be obligated to deliver or issue any shares of Common Stock if the delivery or issuance of such shares shall constitute a violation of any applicable provision of The Nasdaq Stock Market and any national securities exchange or any law or regulation of any governmental authority. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

     19. CHANGES IN CAPITALIZATION AND SIMILAR CHANGES. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the maximum aggregate number and class of shares available for sale under the Plan shall be equitably adjusted by the Committee. Such determination of the Committee shall be conclusive.

     20. EXPENSES. Except to the extent otherwise provided herein, all expenses of administering the Plan, including expenses incurred in connection with any purchase of Shares in the open market for sale to Participants, shall be borne by the Company and its subsidiaries.

     21. ARBITRATION OF DISPUTES. Any dispute between the Company or any of its affiliates and any Participant relating to this Plan shall be submitted to arbitration before the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc. in accordance with its rules and regulations.

     22. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. The Plan became effective on March 25, 1997, subject to stockholder approval, which was obtained on June 10, 1997.

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